Exhibit 99(a)

                                  JACLYN, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS


INTRODUCTION

         This Code of Business Conduct and Ethics (this "Code") has been adopted by Jaclyn, Inc. (the "Company") to promote honest and ethical conduct, proper disclosure of appropriate information in the Company's filings with the Securities and Exchange Commission and in the Company's other public communications, and to promote compliance with the laws, rules and regulations of federal, state and local governments applicable to the business and operations of the Company. It is important to remember that this Code is only one aspect of our commitment. We expect each of you to be familiar and to comply with all Company policies, including those contained in the Jaclyn, Inc. Employee Handbook.

         This Code outlines the basic standards of business conduct and ethics to which our directors and employees are held. These standards are designed to deter wrongdoing and promote honest and ethical conduct, but will not cover all situations. As noted below, if you have any doubts about the propriety of a situation, you should submit it in writing to our Company's President or Chief Financial Officer, who will review the situation and take appropriate action in keeping with this Code, our other corporate policies and the law. Contact information for these individuals is shown below.

APPLICABILITY AND SCOPE

         You are subject to this Code if you are a director or an employee of the Company or any of its subsidiaries.

HONEST AND ETHICAL CONDUCT

         We as a Company require that, to the best of your knowledge and ability, you will act in an honest and truthful manner in all dealings with our customers, vendors, fellow employees and with other persons and entities with whom you come into contact. Each of you has a responsibility to act responsibly, diligently and in good faith.

COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

         We expect that, to the best of your knowledge and ability, you will comply with the laws, rules and regulations of federal state and local governments applicable to or governing the conduct of the Company's business. We understand that you may not know the details of all of these laws, rules and regulations. However, if you have a question about any of these applicable laws, rules and regulations, or if you are unsure whether certain conduct is illegal or unethical, we expect and urge you to contact your supervisor or manager, or the Company's President or Chief Financial Officer, to seek further guidance.
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CONFLICTS OF INTEREST

         Business decisions must be based on the best interests of the Company and its stockholders. You are expected to handle any actual or apparent conflict of interest between your personal and business relationships in an ethical manner. A "conflict of interest" exists when a person's private interest interferes in any way with the interest of our Company. For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your duties and responsibilities to the Company fairly and in the best interests of the Company. Conflicts of interest may also arise if you receive, or a member of your family receives, an improper personal benefit as a result of your position with the Company.

         If you become aware of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, or if you have a question regarding a situation that may give rise to a conflict of interest, you should consult with the Company's President or Chief Financial Officer.

         Certain kinds of relationships and transactions may raise conflict of interest issues, but are not necessarily improper. The following standards apply to certain common situations where potential conflicts of interest may arise.

         Gifts and Entertainment

         Personal gifts and entertainment offered by persons doing business with our Company may be accepted only when offered in the ordinary and normal course of the business relationship, but never, for example, when offered to receive preferential treatment. However, the frequency and cost of any gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. Cash in any form is inappropriate and should not be accepted.

         Financial Interests in Other Organizations

         The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case. Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is direct competitor of, our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the organization in question; and (3) represents less than 5% of your net worth. Other interests also may not be improper, depending on the circumstances. Directors and officers must disclose to the Company's Board of Directors any transaction or relationship that may create an actual or perceived conflict of interest.

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         Outside Business Activities

         The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to take substantial time from or otherwise substantially conflict with your responsibilities to our Company, you should obtain prior approval from your supervisor or manager, or the Company's President or Chief Financial Officer. Other outside associations or activities in which you may be involved are likely to be viewed improper if they would interfere with your ability to devote proper time and attention to your responsibilities to our Company or if your involvement is with another Company with which our Company does business or competes. The Company's Board of Directors continues to review all applicable interests between directors and our Company as required from time to time by applicable stock exchange rules and applicable law, and each director and officer must disclose to the Board of Directors each employment or affiliation with a Company with which our Company does business or competes.

         Indirect Violations

         You may not, through a spouse, family member, affiliate, friend, partner or associate, have any interest or engage in an activity that would violate this Code if you directly had the interest or engaged in the activity. Any such relationship should be disclosed to the Company's President or Chief Financial Officer, who will consider the appropriateness of the interest or activity consistent with this Code and applicable law.

CORPORATE OPPORTUNITIES AND PROPER USE OF COMPANY PROPERTY

         You may not take for yourself, personally, opportunities that are discovered through use of corporate property, information or position unless the Board of Directors has affirmatively declined to pursue the opportunity, or make inappropriate use of corporate property, information or position for personal gain.

PUBLIC DISCLOSURES

         Our Company's policy is to provide full, fair, accurate, timely and understandable disclosure in the reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company.

INSIDER TRADING

         If you have access to material, non-public information, concerning our Company or its subsidiaries, you may not use or share that information for stock trading or any other purpose other than the conduct of the Company's business. This prohibition applies not only to the Company's securities, but also to securities of other companies if you learn of material, non-public information about these companies in the course of your employment with the Company.

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Please be aware that violations of the foregoing may subject you to criminal or civil liability, in addition to disciplinary action by the Company.

CONFIDENTIALITY

         You should maintain the confidentiality of all confidential or proprietary information entrusted to you by our Company or by persons with whom the Company does business, except when disclosure is legally required to be disclosed. You should generally consider all information provided to you, or of which you gain knowledge, in the course of the performance or your duties and responsibilities at the Company as confidential and proprietary. If you have any question as to whether information is confidential or proprietary, please consult with the Company's President or Chief Financial Officer.

INTERPRETATIONS AND WAIVERS OF THIS CODE

         As mentioned above, if you are unsure whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to the Company's President or Chief Financial Officer, who will first determine whether a waiver of this Code is required and, if so, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may only be made by the Company's Board of Directors and will promptly be publicly disclosed to the extent required by applicable stock exchange rules and applicable law.

REPORTING OF VIOLATIONS OF THE CODE

         Our Company wants to promote ethical behavior. Employees are encouraged to talk to supervisors, managers, and the Company's officers when in doubt about the best course of action in a particular situation. Additionally, employees should promptly report violations of this Code by any person to the Company's President or Chief Financial Officer. Any report or allegation of a violation need not be signed and may be sent anonymously. All reports of violations of this Code, including those sent anonymously, will be promptly investigated and, if appropriate, acted upon in a timely manner. It is the Company's policy not to allow actual or threatened retaliation, harassment or discrimination due to reports of violations of this Code made in good faith. Employees are expected to cooperate in the Company's investigations.

COMPLIANCE STANDARDS AND PROCEDURES

         This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of our Company's other policies, practices, instructions, and requirements of applicable law, which also must be observed.

         In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion. For example, we suggest that you determine whether you

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know all the facts; identify exactly what it is that concerns you; discuss the problem with a supervisor or the Company's President or Chief Financial Officer; and seek guidance before taking any action that you believe may be unethical or dishonest. Each of you are personally responsible for your own conduct, for complying with the Code and for properly reporting violations of the Code.

         Violation of this Code, or any other policy, practice or instruction of our Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee. This Code is for the benefit of our Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

                                     * * * *

         The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the Company's President and Chief Financial Officer are as follows:

Robert Chestnov                         Anthony Christon
President                               Chief Financial Officer
Jaclyn, Inc.                            Jaclyn, Inc.
635 59th Street                         635 59th Street
West New York, NJ 07093                 West New York, NJ 07093
(201) 868-9400                          (201) 868-9400
bob.chestnov@jaclyninc.com              tony.christon@jaclyninc.com
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